Certificate of Amendment to the
Amended and Restated Certificate of Incorporation
of
Pure Storage, Inc.

Pure Storage, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

1.The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 2, 2009, under the name Os76, Inc.

2.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends the provisions of the Company’s Amended and Restated Certificate of Incorporation.

3.This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.Article I of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

“The name of this corporation is Everpure, Inc. (the “Company”).”

The terms and provisions of this Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time on February 23, 2026.

* * * * *
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer on this 20th day of February, 2026.

Pure Storage, Inc.
By: /s/ Nicole Armstrong Name: Nicole Armstrong Title: Corporate Secretary